EXHIBIT 99.1

                                                           For Immediate Release
                                                              Contact: Dan Clare
                                                                  (610) 834-0330

                       LIBERTY TECHNOLOGIES, INC. REPORTS

                      1996 THIRD QUARTER FINANCIAL RESULTS


         CONSHOHOCKEN, PA (October 30, 1996) ... Liberty Technologies, Inc. (NASDAQ:LIBT) today reported financial results for the third quarter and nine months ended September 30, 1996.

         Total revenues were $7,350,000 in the third quarter compared with $7,582,000 in the same quarter a year ago. The Company experienced lower condition monitoring product sales in their industrial, nuclear, and international markets. In addition, nuclear service sales were unfavorable to last year. RADView(TM) sales partially offset the declines. Net loss for the third quarter was $1,667,000, or $(0.33) per share, compared with a loss of $414,000, or $(0.08) per share, in the same quarter a year ago. The increase in net loss reflects the lower revenues and margins; increased spending for the launch of RADView; and an increase in reported research and development costs due to no capitalization of software costs in 1996 (which had a positive impact of $0.04 per share in 1995). In addition, there was a reduction in tax benefits as the effective tax rate for 1995 was 27% versus 37% in the same quarter of last year.

         For the first nine months of 1996, total revenues were $25,702,000 as compared to $28,778,000 in the first nine months of 1995, reflecting the same factors as noted above

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for the current quarter. Year-to-date net loss was $1,693,000 compared with net income of $436,000 in 1995. Liberty's working capital was $4,180,000 with essentially no long term debt.

         R. Nim Evatt, President and CEO, said, "We are obviously very disappointed with the third quarter. Product sales have not yet met expectations and development costs have exceeded our estimates as we commercialize three new condition monitoring products and RADView. With the recent receipt of a large order from one of our pipeline customers and anticipated customer year-end budget spending, we expect to improve to a break-even for the fourth quarter."

         He concluded, "Our product development plans remain on course for the year-end launch of the three new condition monitoring products; and the development of RADView progresses as it continues to be well received in the market. We remain confident about the prospects for the Company in 1997. However, in light of our current operating results, the Company's Board of Directors has initiated a comprehensive review of strategic alternatives to enhance shareholder value."

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                           LIBERTY TECHNOLOGIES, INC.
                        (000's, except per share amount)

Condensed Consolidated Results of Operations




                                             Three Months            Nine Months
                                          ended September 30     ended September 30
                                          ------------------     ------------------
                                             (unaudited)             (unaudited)
                                           1996        1995       1995        1996
                                           ----        ----       ----        ----
Revenue                                 $  7,350    $  7,582    $ 25,702    $ 28,778
Gross Profit                               2,693       3,212      11,268      12,817
Operating income (loss)                   (2,360)      1,057      (2,225)        700
Income (loss) before taxes & minority
     interest                             (2,418)       (662)     (2,354)        688
Income tax (benefit)                        (688)       (248)       (645)        252
Minority interest in joint venture           (83)       --           (16)       --
Net income (loss)                       $ (1,667)   $   (414)   $ (1,693)   $    436
                                        ========    ========    ========    ========

Shares used in computing
     earnings (loss) per share             4,978       4,451       4,969       5,214
                                        ========    ========    ========    ========

Earnings (loss) per share               $  (0.33)   $  (0.08)   $  (0.34)   $   0.08
                                        ========    ========    ========    ========


Condensed Consolidated Balance Sheets
                                            Sept. 30, 1996      Dec. 31, 1995
                                            --------------      -------------
                                              (unaudited)        (unaudited)

         Total current assets                   $13,198            $12,907
         Total assets                            24,156             23,803
         Total current liabilities                9,018              7,134
         Long-term debt                             256                259
         Shareholders' equity                    14,823             16,410

         Liberty Technologies is a worldwide provider of innovative products and services that improve industrial productivity and safety. Internet address: libertytech.com or e-mail: libertytech@P3.net.


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